                                                  Exhibit 10.11.5


                         THIRD AMENDMENT

                               TO

                    POWER PURCHASE AGREEMENT


     This Third Amendment, dated as of April 30, 1996 ("Third Amendment") is made and entered into by and O'Brien (Newark) Cogeneration, Inc. ("Seller") and Jersey Central Power & Light Company ("JCP&L") with respect to the Agreement, dated March 10, 1986, between O'Brien Energy Systems, Inc. ("O'Brien") and JCP&L.

     WHEREAS, the Power Purchase Agreement as heretofore amended (the "Agreement") provides for the purchase by JCP&L of the capacity and energy from the Cogeneration Facility having a nameplate rating of 52 MW and located at the Newark Boxboard plant in Newark, New Jersey;

     WHEREAS, O'Brien has, with JCP&L's consent, assigned the Agreement to Seller;

     WHEREAS, NRG Energy Inc. ("NRG") is seeking approval of its proposed Plan of Reorganization (the "NRG Plan") of O'Brien Environmental Energy, Inc. ("OEE") which provides for the acquisition by NRG of 49% of the outstanding stock of OEE;

     WHEREAS, Seller is a wholly owned subsidiary of OEE; and

     WHEREAS, JCP&L and Seller now desire further to amend the Agreement in the manner and subject to the terms and conditions hereinafter set forth and intend that the Agreement, as amended by this Third Amendment, become effective and govern the purchase by JCP&L of the capacity and energy from the Cogeneration Facility from and after the Effective Date (as hereinafter defined).

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

     1.   Definitions.  Capitalized terms used in this Third
Amendment shall have the meaning given to them in the Agreement unless otherwise defined herein.

     2. Exempt Wholesale Generator Status. Promptly following entry of the Approval Order (as hereinafter defined), Seller will file with the Federal Energy Regulatory Commission ("FERC") an appropriate application for determination that Seller is an "exempt wholesale generator" ("EWG") under Section 32(a)(1) of the Public Utility Holding Company Act of 1935, as amended, and the regulations of the FERC thereunder. If requested by Seller, JCP&L shall, at no cost to JCP&L, use reasonable efforts to support Seller's filing with the FERC for approval of the rates provided in the Agreement. In the event the FERC grants Seller's application, Seller shall have no further obligation under the Agreement, as further amended by this Third Amendment, to maintain the Facility as a Qualifying Facility for so long as Seller maintains EWG status. JCP&L agrees that, until either the Effective Date has occurred or it has been definitively established that the Effective Date will not occur (e.g., the time period for the occurrence of the Effective Date under Section 7 shall have expired), JCP&L will not pursue any rights or remedies that it may have against Seller, OEE or its or their predecessors in interest with respect to any past failure or inability of Seller or the Facility to satisfy applicable FERC requirements for Qualifying Facilities and further agrees that, if the Effective Date does occur, on and after the Effective Date, it shall have no further rights or remedies against Seller, OEE or its or their predecessors in interest with respect to any past failure or inability of Seller or the Facility to satisfy applicable F~RC requirements for Qualifying Facilities, all of which shall be deemed to be waived by JCP&L. Seller shall, however, maintain the Facility as a Qualifying Facility in the event the FERC denies Seller's EWG application or revokes Seller's EWG status. If the Effective Date does occur as provided herein and the FERC denies Seller's EWG application or revokes Seller's EWG status, JCP&L will allow Seller a reasonable period of time, not to exceed 180 days, to make such modifications to the Facility and/or to enter into or modify such contracts as may be necessary to meet the applicable FERC requirements for Qualifying Facilities, and, if Seller does so, JCP&L shall have no further rights or remedies against Seller with respect to any past failure or inability (including any failure or inability during such cure period) of Seller or the Facility to satisfy such requirements.

     3. A new paragraph (g) is hereby added to Section 7.6 of the Agreement to read in its entirety as follows:

          In addition to JCP&L's rights set forth in paragraph
          (d) of this Section 7.6, JCP&L shall have the right, in its sole and absolute discretion, to disconnect, interrupt, curtail or otherwise refuse to accept or purchase energy and capacity from the Facility for a total of 700 hours each calendar year during the term hereof; provided, however, that such discretionary disconnections, curtailments, interruptions and refusals may occur only during Saturdays, Sundays and Holiday periods and shall, in each case, be of a duration of not less than six (6) hours each. Curtailment occurring on Sundays and Holidays may be extended through 4:00 a.m. the following morning. For purposes of the foregoing calculation, it is understood and agreed that the time during which Facility output moves between full output and net zero output (including both startup and shutdown periods) shall not be considered in the calculation. JCP&L shall use its reasonable best efforts to provide Seller with prior notice of any such disconnection, interruption, curtailment or refusal to the extent practicable under the circumstances.

     4. Section A.3 of Appendix A is hereby amended to read in its entirety as follows:

     Adjusted Base Rate. The Adjusted Base Rate for each Rate Year beginning April 1, 1996, shall be the sum of the Rate Components for such year, rounded to the nearest one-thousandth of one cent. The Rate Components, the 1995 Rate Year Values and Index Factors are as follows:


Rate Component              1995 Rate   Index Factor
                            Year Value
Fixed Component            $.03085       None
Retail Rate Component      $.01240       Retail Rate Index Factor
               Total       $.04325


     5. Paragraph (B) of Section A.5 of Appendix A is hereby deleted in its entirety.

     6. Sections A.8 through A.l0 of Appendix A are hereby added to read in their entirety as follows:

     A.8  Fuel Related Charges

     The cost for all natural gas fuel consumed by the Facility's combustion turbine and duct burners will be borne by JCP&L which shall also be responsible for the supply of, and which shall supply, such fuel to the Facility subject to the terms and conditions hereinafter provided.

     A.9  Heat Rate Adjustment

     The Average Heat Rate, as defined below, will be used to calculate the Heat Rate Adjustment. This adjustment will be reflected as either an increase or decrease in the payments to be made by JCP&L to Seller hereunder for energy and capacity, depending upon whether the Average Heat Rate is below or above 9750 BTU/kWh HHV (High Heating Value). Any such adjustment shall be applied to JCP&L's payments to Seller beginning the second calendar month following each anniversary of the Effective Date (as defined below).

     At the conclusion of each Contract Year (as defined in Section B.2.5 of Appendix B hereto), JCP&L will calculate the Facility's Average Heat Rate ("AHR") for the previous12 months using the following formula:

                    AHR  =    Total Fuel Input
                                   AG


where:

Total Fuel Input represents the fuel supplied and paid for by JCP&L. This includes fuel used during startup and shutdown.

AG, or the Annual Generation, is the annual total of kWhs produced by the Facility, exported to, registered at the billing meter and purchased by JCP&L.

The Heat Rate Adjustment ("HRA") will be calculated at the end of each contract year as follows:

               HRA=      9750 BTU/kWh - AHR x AAFC x AG
                              1,000,000

where:

AAFC, or the Average Annual Fuel Cost, is the average cost for fuel supplied by JCP&L to the Facility in

$/MMBTU for the period corresponding to the Average Heat Rate calculation.

For example, by way of illustration only, if:

     AHR  =    9550 Btu/kWh
     AAFC =    $2. 60/MMBtu
     AG   =    350,000,000 kWh [7000 hours at 50MW]


     HRA  =    (9750-9530) BTU/ kWh  x $2.60/MMBtu 1
                    1000,000


               x 350,000,000 kWh = $182,000

     JCP&L will provide Seller with an average Heat Rate Adjustment statement not later than 15 days after each
     anniversary of the Effective Date.   The Heat Rate
     Adjustment payment, if any, will be made by Seller or by JCP&L (as either an increase in or offset t~ payments otherwise made by JCP&L to Seller hereunder) in six equal monthly installments (without interest) commencing the second calendar month following each anniversary of the Effective Date; provided, however, that any remaining Heat Rate Adjustment payment for the last full Contract Year during the term hereof and for the partial Contract Year commencing on the last anniversary of the Effective Date during the term hereof and ending on November 10, 2015 shall be invoiced by JCP&L on or before December 1, 2015, and the net amount thereof shall be paid, in cash, by Seller or JCP&L, as the case may be, within 30 days of submission of such invoice.

     A.l0 Fuel Procurement


     (a) JCP&L will be responsible for the supply of, and shall supply, the natural gas required for use by the Facility (including, without limitation, the auxiliary boilers and, notwithstanding anything in Section 5.10(g) of the Agreement to the contrary, all fuel used in connection with capacity tests and demonstrations of Contract Capacity performed pursuant to Section 5.10(g)) and will bear all the costs thereof other than the costs to supply such fuel as may be necessary to generate steam from the Facility's auxiliary boiler. Seller shall maintain on the Facility site kerosene inventories for fuel when gas supply to the Facility is interrupted. JCP&L shall reimburse Seller for the cost of kerosene used during periods of gas interruptions at the replacement price thereof (except for kerosene used to generate steam from the Facility's auxiliary boiler) at the then prevailing market rate therefor in the area in which the Facility is located. However, if the conditions in the Facility's air permit or other permits or regulatory requirements would limit or prohibit the further use of kerosene, and if JCP&L is unable to obtain appropriate waivers from the applicable permitting or regulatory authorities to permit the additional kerosene use, Seller may procure gas from third parties for use by the Facility for SQ long as JCP&L is unable to provide the necessary gas for the Facility. JCP&L shall allow Seller to use transportation capacity which JCP&L may have available (taking into account JCP&L's system-wide needs) for such third party gas and shall reimburse Seller for such gas (except for gas used to generate steam from the Facility's auxiliary boiler) and all related transportation costs (except any transportation made available without charge by JCP&L) at a rate equal to the lesser of (i) Seller's actual costs for such gas and transportation or (ii) the maximum reimbursement to which Seller would be entitled pursuant to the last sentence of Section B.2.l of Appendix B hereto.

     (b) Fuel procurement and supply shall be on the terms and conditions set forth in Appendix B hereto.

     7. Effective Date; Regulatory Approval. This Third Amendment shall become effective and binding upon the Parties hereto ("Effective Date") upon the last to occur of (a) the date on which the New Jersey Board of Public Utilities ("BPU") issues a final order (which order shall be acceptable in form and substance to JCP&L in its sole discretion) approving this Third Amendment and the full recovery by JCP&L from its customers of all amounts payable under the Agreement, as so amended, through JCP&L's levelized energy adjustment clause or similar rate recovery mechanism, (b) 10 days following the entry of a final order ("Approval Order") by the United States Bankruptcy Court for the District of New Jersey approving the NRG Plan, (c) the existing Gas Service Agreement dated May 13, 1993 between Seller and Public Service Electric & Gas

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Company ("PSE&G") shall have been terminated or assigned to JCP&L without any liability to Seller or the Facility, (d) JCP&L shall have executed a gas supply agreement for the Facility with PSE&G or, if the existing Gas Supply Agreement described in clause (c) shall have been assigned to JCP&L, such agreement shall have been amended or modified to JCP&L's satisfaction, in its sole discretion, and in either case such agreement shall have received all necessary regulatory approvals and shall otherwise have become effective in accordance with its terms, and (e) that certain Amended and Restated Agreement For Purchase and Sale of Electric Power dated as of December 1995 by and between O'Brien (Parlin) Cogeneration, Inc. and JCP&L shall have become effective in accordance with its terms.

     If the Effective Date does not occur by the earlier of (a) 75 days after the date of entry of the Approval Order or (b) June 15, 1996, this Third Amendment shall, unless otherwise mutually agreed by the Parties, automatically terminate and be of no force or effect and the Parties shall thereupon have no further rights, liabilities or obligations hereunder.

     8. Captions; Miscellaneous. All indexes, titles, subject headings, section titles and similar items are for convenience of reference and are not intended to affect the meaning or contents hereof.

     9. Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of New
Jersey applicable to contracts made and to be performed in that State.

     10. Entire Agreement. The Agreement, as further amended by this Third Amendment, supersedes any and all prior understanding and agreements made between the Parties regarding the subject matter hereof, and constitutes the entire agreement and understanding of the Parties relating thereto.

     11. Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall be an original but all of which, when taken together, shall constitute one and the same agreement.


     IN WITNESS WHEREOF, the Parties have caused this Third
Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.


Attest:                            O'BRIEN (NEWARK) COGENERATION,
                                   INC.


                                   By: /s/ Leonard Bluhm
Title:                             Title:


Attest:                            JERSEY CENTRAL POWER & LIGHT
                                   COMPANY


                                   By: /s/ M.P. Morrell
Assistant Secretary                Title: Vice President

                                                  Newark Boxboard

                           Appendix B
                Facility Fuel Management Services


B. 1 GPU Natural Gas Private Pooling Point ("PPP")

     B.1.1 GPU Service Corporation ("GPUSC") is authorized to act on behalf of and as agent for JCP&L in all matters pertaining to the procurement and delivery of natural gas for consumption by those participating gas-fired generating facilities owned by JCP&L or certain facilities owned by an Independent Power Producer with a Power Purchase Agreement with JCP&L, including the Facility. JCP&L and GPUSC shall hereafter collectively be referred to as the "Company".

     B.1.2  GPUSC has established a Natural Gas Private Pooling
Point ("PPP"), which is a portfolio of natural gas supply and transportation assets, that is managed collectively by New Jersey Natural Energy
Corporation
("NJNE") and GPUSC pursuant to a Master Fuel Management Agreement. NJNE is a wholly owned subsidiary of New Jersey Resources Corporation.

     B.1.3 Facilities served by the PPP, including the Facility, will be provided a comprehensive natural gas management service such that neither the Facility's owners nor operator shall be responsible nor held liable for procuring, transporting, scheduling, nominating or delivering natural gas to the Facility's burner tip. In the case of the Facility, this shall include serving the full requirements of the Facility (including the Facility's auxiliary boilers) provided that Seller both complies with the explicit notification requirements set forth herein and elects to accept delivery of such natural gas at the price specified in Section B.2.4 below.

     B.1.4 GPUSC has designated a full time employee assigned to the PPP, and officed at GPUSC's dispatch center, to coordinate all natural gas procurement and scheduling for PPP facilities including the Facility. Such employee shall hereafter be referred to as the "Fuel Manager". The Fuel Manager or his designee shall be available twenty-four hours per day, seven days per week.

B.2  Operations

     B.2.1 The PPP shall provide natural gas to the Facility's Burner Tip to operate the Facility unless the Seller notifies the GPUSC dispatcher that the Facility is not available as a consequence of a planned or forced outage. In the event of a forced outage, the Seller shall immediately notify the Company dispatcher of the outage condition and its anticipated duration. The Seller shall notify JCP&L of a major Planned Outage, i.e., scheduled outages expected to last longer than seven (7) consecutive days, at least two (2) months prior to the planned start of said outage. Further, the Seller shall notify JCP&L of its intent to resume operation of the Facility at least one (1) week prior to the completion of a major Planned Outage. Seller shall use reasonable best efforts to notify the Company of Maintenance Outages and short duration Planned Outages, i.e., unscheduled Planned Outages or Planned Outages expected to take less than seven (7) days, within one day of the decision to conduct such an outage. If the PPP fails to properly procure and cause to be delivered an adequate supply of natural gas to operate the Facility during periods when PSE&G has not interrupted Or recalled the interstate or intrastate transportation that it supplies to the PPP pursuant to its agreement with the Company to support, among other things, the operation of the Facility, then the Seller shall, nonetheless, ensure that an adequate supply of kerosene is available at all times and agree to operate the Facility on kerosene provided that the Company shall pay for said kerosene pursuant to Section A. 10 of Appendix A to the Agreement and that operation of the Facility on kerosene does not cause the Facility to violate its air permits. Alternatively, the Seller may procure and cause to be delivered a supply of natural gas to the facility from third party supplier to operate the Facility during such periods. The Company shall reimburse the Seller for the all-in cost of such natural gas up to the sum of the mid-point of the range of the most recent price to Mid-Atlantic Citygates, Transco, Zone 6, or Texas Eastern, Zone M-3, whichever is greater, as published in the following day's Gas Daily, Eastern Edition, and PSE&G's reasonable charge to transport said natural gas to the Facility.

     B.2.2 In accordance with Section A. 10 of Appendix A to the Agreement, the PPP shall be responsible for tendering natural gas to the Facility's auxiliary boilers to produce steam for Newark Boxboard during periods when the Facility is not operating, either because 3CP&L has elected to exercise its rights to curtail. operation or because of a full or partial outage. The Seller shall notify the Fuel Manager of its intention to operate the auxiliary boilers and the amount of natural gas required prior to 0900 hours of the preceding day or, If notice by such time is not feasible (e.g., because notice of curtailment was not given by JCP&L by that time or because of the sudden occurrence of a full or partial forced outage), as much notice as is feasible under the circumstances. The Fuel Manager shall fax confirmation of the Seller's request by 1200 hours on that day (or, if response by that time is not feasible because shorter notice was given by Seller as permitted under the previous sentence, as soon as is feasible). Seller shall pay for such additional gas at the rate provided in Section B.2.4 below.

     B.2.3 Once nominated, the Seller is obligated to consume within plus or minus five percent (5%) of any additional gas requested pursuant to Section B.2.2 hereof in the aggregate during each calendar month, unless other arrangements can be made at the time between the Seller and the Fuel Manager. In the event the Facility, for whatever reason, is unable or fails to consume the additional gas that it had previously requested, the Company shall use reasonable efforts to redirect, place into storage, or remarket such excess gas so as to mitigate the cost of disposing of said excess gas. Should the Facility consume an amount of natural gas greater than one hundred and five percent (105%) of the aggregate amount requested during any calendar month, then the Company shall use reasonable efforts to remedy any resulting imbalances including, when practicable, withdrawal of natural gas reserves from storage, if an adequate supply of such natural gas exists and can be accessed. However, the incremental cost of such gas along with any and all penalties or claims that may nonetheless be applied by a third party, including but not limited to an interstate pipeline company or PSE&G, as a result of an imbalance, shall be paid by the Seller.

     B.2.4 The Fuel Manager shall provide the Company and the Seller with a monthly weighted average cost of gas ("WACOG") to the PSE&G city gate that shall be combined with the cost of variable intrastate transportation charged to the PPP by PSE&G to deliver gas to the Facility's burner tip. The combined WACOG and intrastate transportation charges will be used in the calculation of Seller3s reimbursement to JCP&L for steam sales to Newark Boxboard when the auxiliary boiler is used. The WACOG shall be the PPP's overall WACOG at PSE&G's city gate and shall be reported to the Company and the Seller no later than three (3) business days after the end of the month. Upon receipt of the Seller's written request, the Fuel Manager shall provide documentation supporting the calculation of the WACOG and shall provide access, as required, to relevant supporting detail including invoices and LDC metering summaries.

     B.2.5 Unless otherwise advised by the Seller, the Fuel Manager shall utilize the Average Heat Rate of the preceding "Contract Year' (which shall mean each twelve month period during the term of the Agreement commencing on the Effective Date and each anniversary of the Effective Date), or 9750 BTU/kWh (HHV), to determining the natural gas requirements of the Facility. Seller shall use reasonable efforts to maintain an accurate estimate of the Facility's Heat Rate and shall report any significant variations (i.e., +/- 5%) from the Average Heat Rate then in effect, either due to the materiel condition of the Facility or temperature conditions. Seller shall not be responsible for any cost or charges, including storage or remarketing costs or imbalance charges, resulting from any difference between such estimates and the Facility's actual usage provided that (i) Seller operates the Facility as contemplated and (ii) Seller has properly notified the Fuel Manager of any significant variations in the Heat Rate used by the Fuel Manager in calculating the natural gas requirements of the Facility.

     B.2.6 From time to time, the Company may direct the Seller to operate the Facility on kerosene instead of natural gas during periods when natural gas is either unavailable or prohibitively expensive. The Company shall reimburse Seller for the cost of kerosene as provided in Section A. 10 of Appendix A to the Agreement. The Company shall provide at least a comparable level of natural gas service to the Facility for the purpose of operating the Facility to that provided by PSE&G to its QF customers under its prevailing CIG Tariff.

B.3  Metering of Natural Gas Flows to the Facility

     B.3.1 Both Seller and JCP&L shall maintain meters for measuring the quantity of fuel used by the Facility. The meters shall be capable of recording total MCFs and associated calculated BTUs delivered to the Facility on a continuous, real time basis and shall be calibrated at regular intervals based on manufacturer's recommendations. The parties will use these meter readings to cheek the readings obtained by PSE&G. In the event of a discrepancy between meters, the readings obtained by PSE&G shall prevail until such time as all of the meters can be recalibrated. If such recalibration demonstrates that the PSE&G meter data was in error, an appropriate adjustment shall be made for the period in question. It is contemplated by the Parties at the time of this Agreement that ~CP&L shall be afforded ~ to PSE&G's billing meter and shall further be permitted to connect its remote telemetering unit ("RTU") to such billing meter for the purpose of electronically transmitting real time fuel consumption data to the GPUSC's dispatch center. In the event that, for whatever reason, access to PSE&G's billing meter is denied or deemed to be impracticable, then the 3CP&L shall have the right to cause to be installed at its own expense a meter capable of recording and electronically transmitting required real time fuel consumption data at the Facility.

     B.3.2 The Fuel Manager will monitor the consumption of natural gas at the Facility to ensure that an adequate supply of natural gas is available to operate Facility. In the event that the Fuel Manager determines that, during periods when PSE&G has not interrupted or recalled the interstate or intrastate transportation that it supplies to the PPP pursuant to its agreement with the Company to support, among other things, the operation of the Facility, an insufficient quantity of natural gas remains to continue to operate the Facility at its current level of output, provided that the insufficiency is not the result of a material change in the Facility's performance or output, the PPP may request the Company to exercise, and the Company may exercise, the Company's right to curtail Facility output under the Agreement in order to conserve the remaining supply of natural gas until additional quantities of natural gas can arranged. If the shortfall is substantial i.e., greater than 5% variation from anticipated consumption at the point in time that the comparison is made and cannot be readily explained), the Company and/or the Seller may request that any or all gas measuring meters be recalibrated. If it is determined that the additional fuel consumption is the result of a material change in the Facility's performance or output, the Fuel Manager shall notify the Seller in writing immediately, who shall, in turn, confirm receipt of such notification and explain the cause or causes of the change in performance and what steps will be taken to remedy the situation. The extent of the change in performance may necessitate that the Facility be declared to be in a full or partial forced outage until the condition is remedied. In such circumstances where the additional fuel consumption is the result of a material change in the Facility's performance or output, the Seller shall be responsible for paying the reasonable incremental cost of either operating the Facility on kerosene, or on a supplemental supply of "no notice" natural gas that the Fuel Manager may arrange until such time as the Fuel Manager, using reasonable efforts, is able to nominate additional quantities of natural gas. In any event, the provisions set forth in Section
A.9 of Appendix A to the Agreement shall apply.

     B.3.3 The Company shall seek to cause PSE&G to deliver natural gas of interstate pipeline quality to the Facility at its system operating pressure.

B.4  Title

     B.4.l Title to the natural gas supply used to fuel the Facility shall remain with
GPUSC.

     B.4.2 Title to the natural gas requested by the Seller to fuel the auxiliary boiler shall transfer to the Seller at the PSE&G billing meter. Such tide transfer shall create an obligation on the part of the Seller to reimburse the Company the full cost of the natural gas as provided herein.

     B.4.3 At all times, tide to any interstate transportation which may be used from time to time to transport natural gas to the PSE&G city gate for the purpose of operating the Facility including the auxiliary boiler shall remain with GPUSC.

     B.4.4 The Company warrants that it will have good and marketable tide to all natural gas supplied to Seller and full authority to deliver such natural gas to Seller free and clear of any liens, claims or encumbrances of any third party.

B.5  Liability

     B.5.1 The Seller shall have no responsibility to procure natural gas for the Facility, nor shall it be liable for any claims or penalties resulting from the supply and or transportation of natural gas to the Facility when operation of the Facility is within the prescribed terms of the Agreement. Such operation shall include operating the Facility and operating the auxiliary boiler either during periods when the Facility is in an outage condition or, during periods when the Company elects to exercise its rights pursuant to Section 7.6(g) of the Agreement.

     B.5.2 The Seller shall be liable for the unmitigated cost of disposing of additional gas supplies previously requested by the Seller referenced in Section B.2.3 of this Appendix but not consumed at the Facility pursuant to the terms and limitations set forth in that Section.

     B.5.3 The Seller shall be liable for the entire cost of any natural gas consumed by the auxiliary boiler. Further, in addition to the full cost of the natural gas consumed, the Seller shall be entirely liable for any penalties or claims that might result as a consequence of its failure to properly notify the Fuel Manager of its intention to operate the auxiliary boiler.

     B.5.4 The Company shall not be held liable for any fines imposed by the New Jersey Department of Environmental Protection on the Seller resulting from the Facility exceeding the authorized level of operations on kerosene. It is the Seller's responsibility to ensure compliance with all of its permits. However, Seller shall not be obligated to operate the Facility if the PPP has not provided adequate natural gas for such production during periods when PSB&G has not interrupted or recalled the interstate or intrastate transportation that it supplies to the PPP, pursuant to its agreement with the Company, to support, among other things, the operation of the Facility, if such production would cause the Facility to exceed authorized levels of operation on kerosene. Such failure to operate the Facility shall not be considered a forced outage under the Agreement.

     B.5.5 Pursuant to Section B.2.6 of this Appendix, the PPP shall provide a level of service comparable to PSE&G's CIG Tariff which contemplates some number of days of interruption during periods when the ambient air temperature falls below some predetermined contract level. During such periods of natural gas interruption, the Seller may operate the Facility on kerosene, provided that such operation does not exceed the authorized levels of operation on kerosene under the Facility's permit. The Company shall reimburse the Seller the cost of said kerosene pursuant to Section A.10 of Appendix A to the Agreement.
However, if the Seller is unable to operate the Facility due to the unavailability of kerosene or, because the Facility has exceeded the authorized number of hours of operation under the air permit, the Company shall not be liable to the Seller for any lost revenue that would otherwise be paid pursuant to Article 8 and Appendix A to the Agreement and the Facility shall be considered to be in a forced outage and all provisions related thereto shall apply.

B.6  Conflicts

     B.6.1 Nothing contained in this Appendix shall supersede or nullify any portion or provision of the Agreement. In the event of conflict between this Appendix and the Agreement, the terms and conditions set forth in the Agreement shall always prevail.

B.7  Billing and Payments

     B.7.1 The Parties shall establish and maintain guidelines which shall govern the billing and subsequent payment for natural gas volumes supplied by the Company and delivered to the Seller at the PSE&G billing meter. Such guidelines shall be established and amended, as required, through letter agreement.

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